DESIGN AND MANUFACTURING CONSULTANT AGREEMENT
NEUROHABILITATION CORPORATION

This Business Consultant Agreement ("Agreement") is made and effective January 30, 2013
BETWEEN:	CLINVUE (the "Consultant"), a company organized and existing under the laws of the State of Maryland with its head office located at: 4821 Butler Rd, Suite 2c, Glyndon MD 21136
AND:

NeuroHabilitation Corporation (the "Company"), a company organized and existing under the laws of the State of Delaware], with its head office located at:

208 Palmer Alley, Newtown, Pennsylvania, 18940, United States

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. CONSULTATION SERVICES

The company hereby employs the consultant to lead the design and manufacturing program for the PoNS device. The Consultant will perform the following services in accordance with the terms and conditions set forth in this agreement in Appendix A

2. TERMS OF AGREEMENT

This agreement will begin January 30, 2013 and will renew annually automatically. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3. TIME DEVOTED BY CONSULTANT

It is anticipated the consultant will spend approximately 4-6 days a month in fulfilling its obligations under this agreement. The particular amount of time may vary from day to day or week to week, month to month.

4. PLACE WHERE SERVICES WILL BE RENDERED

The consultant will perform most services in accordance with this contract at a location of consultant's discretion. In addition, the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

5. PAYMENT TO CONSULTANT

The consultant will be paid at the rate of $150 per hour for work performed in accordance with this agreement. The consultant will submit an itemized statement setting forth the time spent and services rendered. And the company will pay the consultant the amounts due as indicated by statements submitted by the consultant within 15 days of receipt.

It is understood that payments for consulting services will be withheld until NeuroHabilitation Corporation obtains funding for his activities. In return for this arrangement NeuroHabilitation Corporation will provide stock options program to be defined by a separate agreement. All travel and incidental expenses will be paid fully for all activities performed prior to funding. Travel arrangements will require pre-approval by a member of the NeuroHabilitation Management board.

6. INDEPENDENT CONTRACTOR

Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, social security tax, unemployment insurance taxes, and any other taxes or business license fee as required.

7. CONFIDENTIAL INFORMATION

The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. EMPLOYMENT OF OTHERS

The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company	Consultant
/s/ Philippe Deschamps Authorized Signature	/s/ Paul Feanis_______ Authorized Signature
Philippe Deschamps, CEO Print Name and Title	Paul Feanis, CEO_____ Print Name and Title

your needs

NHC is seeking to progress the prototype PoNS device through to a commercial launch with both military and civilian customers

The PoNS device developed by University of Wisconsin provides dramatically effective treatment for balance and gait disorders such as those frequently associated with Traumatic Brain Inury (TBI), Multiple Sclerosis (MS) Parkinsons disease. Target markets include the US Army and Veterans Administration as well as the US civilian market and subsequent international markets.

Clinical trials to date have demonstrated the efficacy of the device and a joint venture has now been formed between ANR and MPJ who wish to develop the PoNS device through to commercial launch (Gen 4.0). At present the device and it's associated physical therapy regimen is being perfected and proven using laboratory prototypes, dubbed Gen 2.x.

The purpose of this proposal is to describe a program of work to:

1. Develop detailed and accurate Customer Requirements (Design Inputs) and a draft Product Requirements Specification which can be used to drive development of the commercial product and meet regulatory requirements

2. Provide active guidance and management of nominated 3rd party design, testing and manufacturing resources for a period of ~2 years to launch

The program will:

- Gather and prioritize stakeholder needs
- Synthesize these needs into a series of structured product concepts which can be used to gather market feedback
- Iterate a final design concept embodiment based upon market feedback
- Create and maintain the formal Customer Requirements/Design Input document
- Manage the process through stage-gates, ending with transfer of the design to an approved manufacturer clinvue
insight informed innovation

Business Consultant Agreement Page 4 of 10

approach

We propose a 3 phase program that will implement the Gen 4.0 PoNS device into approved manufacture

Phase 0
Specification Development
Phase 0.5
Vendor identification & selection
Phase 1
Product Development Management
Phase 2
Production ramp-up

Phases 0-1 will deliver a commercially manufacturable product and an initial pilot production volume run by the chosen manufacturer.

- **Phase 0** - Clinvue will gather and prioritize key stakeholder needs, synthesize a range of product concepts, test with key stakeholders and develop formal customer requirements documents (FDA Design Inputs)
- **Phase 0.5** - Clinvue will shortlist, brief and obtain Product Development quotations from 3rd party design & development companies. Vendor selection with NHC.
- **Phase 1** - Clinvue (Paul Fearis) will manage the nominated 3rd part design & development vendor on behalf of NHC

Phases 0 and 0.5 will be conducted directly by Clinvue as a consulting service to NHC

Phase 1 will be conducted by the NHC/Clinvue nominated <u>3rd party</u> design and development partner under contract to NHC. Management will be provided by Paul Fearis alongside general ongoing liaison with NHC.

clinvue
insight informed innovation

Business Consultant Agreement Page 5 of 10

approach // Phase 0 // Stages 1-4

Phase 0: Specification Development

	Stage 1 Startup and Research Design (3 weeks)	Stage 2 Research (3 weeks)	Stage 3 Insight Analysis + Concept Generation (7 weeks)	Stage 4 Design Inputs (2 weeks)
Goal	• To bound the project scope, recruit appropriate observations and interviews, and develop research tools	• To immerse the Clinvue team in PoNS 'procedures' and uncover insights into key stakeholder needs	• To understand the underlying stakeholder need behind each insight and prioritize and generate design concepts	• Develop formal Customer Requirements document. Present our research and analysis to NHC.

Major Tasks	• Background research
	  • interview NHC staff
	  • research online physician/ PT forums etc
	• Develop baseline Day-in-the-Life workflow & use maps
	  • In clinic
	  • Home
	  • Military
	• Develop research tools
	  • Observation guides
	  • Interview guides
	  • Download/capture maps
	  • Research screeners
	• Recruit/schedule Facilities and Stakeholders for research
		• Our cross-disciplinary research team will conduct ethnographic research and in-context interviews with key stakeholders in target US markets:
		  • Onsite visits at available facilities (see segmentation)
		• In-depth Interviews with clinicians/therapists/patients as possible
		• Download/capture key insights from each research visit/ interview
			• Insight analysis workshop to:
			  • interpret root cause of insights
			  • Extract stakeholder need statements
			  • Prioritization of needs
			• Concept Generation
			  • Develop spectrum of product embodiments segmented by feature
			  • Prepare stimuli material
			• Draft usability analysis
			• We'll work with a panel of US Stakeholders to qualitatively prioritize concepts
			• Document our analysis and recommendations
				• Develop formal Customer Requirements Specification
				• Draft elements of Product Requirements Specification
				• Draft final presentation
				• End of phase meeting w/NHC
				  • Present discoveries and market insight
				  • Showcase recommended design concept
				  • Deliver Design Input documents
				  • Discuss next steps

Key Output	• Baseline Day-in-the-Life (DiTL) map • Research tools • Scheduled research visits and interviews	• Raw research notes and a/v recordings (where possible) • Mindmaps containing key insights organized by process step and care setting	• Document containing the prioritized list of stakeholder needs statements, written in a common syntax • Synthesis of preferred concept • Raw insight and prioritization analysis	• On-site presentation • Design Input documents • Gen 4.0 PoNS design concept • Digital copy of presentation (pdf and ppt)

clinvue
insight informed innovation

Business Consultant Agreement Page 6 of 10

approach // Phase 0.5 // Stages 1-4

Phase 0.5: Vendor Selection

	Stage 1 Vendor Search & Shortlist (1 week)	Stage 2 Request for Proposal (4 weeks)	Stage 3 Vendor Assessment & Selection (2 weeks)	Stage 4 Vendor Contract (2 weeks)
Goal	• To prepare shortlist of potential design, manufacturing and turnkey (combined) vendors	• To draft, approve and disseminate RFP to shortlisted vendors	• To vet proposals, iterate and down-select and nominate chosen vendor(s)	• To prepare, negotiate and action vendor contract

Major Tasks	• Identify long list of vendors for Product Development of PoNS
	  • Design houses
	  • Manufacturers
	  • Design & Build combinations
	• Determine filter criteria
	• Initial vetting and shortlist
	• Visit shortlisted vendors (2-3 of each)
	• Final shortlist (approx 3-4) for RFP
		• Draft Request For Proposal
		• Agree with NHC
		• Disseminate RFP to shortlisted vendors
		  • Supporting meetings as required
		• Agree decision criteria with NHC
		• Receive Proposals
			• Receive Proposals
			  • Compare and rank against decision criteria
			• Incorporate vendor DFM recommendations to design concept
			• Review with NHC
			• Iterate proposals with vendors
			• Visit lead vendors for final RFP presentation (with NHC)
			• Quorum with NHC to elect favored vendor(s)
				• Apprise vendors of NHC decision
				• Draft vendor contract (jointly with NHC/Vendor)
				• Negotiate ToB
				• Place contract (legally owned by NHC)

Key Output	• Vendors targeted to receive RFP • Filtering criteria and contact database	• PoNS Request For Proposal document • Agreed decision criteria • Vendor Proposals	• Detailed Product Development proposal and timeline • Final vendor selection	• Vendor contract(s) in place

clinvue
insight informed innovation

Business Consultant Agreement Page 7 of 10

approach // Phase 1 // Product Development Project Management

Phase 1: Product Development Management

Fixed Time + Materials

Product Development Project Management

2 Years

Goal

- Manage design & development of commercial launch PoNS device to manufacturing start-up

Major Tasks

- Review and agree project plans with vendor
- Vendor/Army/NHC/UW liaison
- Regular vendor progress reviews
  - Interim reviews and stage-gates
- Oversee development of product cost model
- Oversee development of testing, verification and validation plans
- Review vendor invoices
- Regular reporting to NHC
- Review contract/program variations and provide recommendations to NHC

Key Deliverables

- Agreed manufacturing strategy
- Detailed cost model
- Chosen component suppliers
- Production ramp up

clinvue
insight informed innovation

Business Consultant Agreement Page 8 of 10

timescales, fees, & deliverables // stages 1-4

This proposal describes our work to instigate and support the commercial development of the Gen 4.0 PoNS device design through to commercial manufacturing start-up. Our costs (professional fees and pass-thru expenses) and timescales for this program are shown below:

Phase	Professional Fees	Duration (est.)	Expenses (est.)
Phase 0: Opportunity Definition	$145k	13 weeks	$4k includes: travel/acc (~3 US sites x2 people) $8k 2x Focus group facility+recruitment & honoraria $8k Materials, models etc.
Phase 0.5: Vendor Selection	~$41k	9 weeks (Concurrent)	$6k includes travel/acc for 6x US vendor visits
Phase 1: Product Development Management	~$114k	2 years	$20k assumed ~monthly vendor visits + quarterly NHC meetings over 2 years

In all cases, expenses are charged only as incurred and will not exceed the budgeted amount without prior NHC approval. Clinvue does not mark up expenses. We assume that these will be pass-thru to NHC.

clinvue
insight informed innovation

Business Consultant Agreement Page 9 of 10

assumptions

In preparation of our proposal, we have made the following assumptions and observations:

- NHC will contract directly with chosen vendors
- NHC will procure necessary tooling and 'B' components to specification as required
- Product Development Project Management will be provided by Paul Fearis at a pro-rated 1 day per week for 48 weeks for 2 years (initiated in April 2013)
- NHC regulatory qualification testing activities and associated costs have not been included in this proposal
- NHC will adopt regulatory documentation required in support of the design
- Clinvue will be implementing the technology as developed by University of Wisconsin and do not assume responsibility or liability for its suitability for purpose, efficacy or safety
- Timescales are estimates based upon past experience, 3rd party tooling and production lead-times are beyond the control of Clinvue
- NHC will provide Clinvue with design data and materials for existing PoNS as required

Business Consultant Agreement Page 10 of 10